Execution Version

WARRANT REPURCHASE AGREEMENT

This Warrant Repurchase Agreement (this "**Agreement**"), dated as of May 19, 2025, is entered into by and between Fitell Corporation, a Cayman Islands exempted company (the "**Company**"), and the undersigned signatory hereto (the "**Holder**", and together with the Company, the "**Parties**" and each, a "**Party**").

WHEREAS, pursuant to that certain Securities Purchase Agreement, dated as of February 6, 2025, by and between the Company and the Holder (as subsequently amended by that certain Amendment to Securities Purchase Agreement, dated as of February 9, 2025, by and between the Company and the Holder, the "**Securities Purchase Agreement**"), the Company issued to such Holder, and the Holder purchased from the Company, among other things, Warrants (as defined in the Securities Purchase Agreement), which are evidenced by an Ordinary Share Purchase Warrant (the "**Warrant Form**", and together with the Securities Purchase Agreement, the "**Transactional Documents**"). Capitalized terms used but not otherwise defined herein shall have the meanings as set forth in the Securities Purchase Agreement.

WHEREAS, as of the date hereof, the Holder holds 1,195,220 unexercised Warrants (the "**Repurchase Warrants**") that upon exercise would entitle the Holder to purchase a number of ordinary shares of the Company, par value $0.0001 per share ("**Ordinary Shares**"), as set forth therein.

WHEREAS, the Company desires to purchase, and the Holder desires to sell, on the basis and subject to the terms and conditions set forth in this Agreement, the Repurchase Warrants.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the sufficiency of which is acknowledged by the Parties, the Parties hereto agree as follows:

1. **Repurchase**. On the terms and subject to the conditions set forth herein, at the Repurchase Closing (as defined in Paragraph 2 below), the Holder hereby agrees to sell, assign, deliver and transfer to the Company, and the Company hereby agrees to purchase from the Holder, the Repurchase Warrants, for an aggregate purchase price of US$896,415 (the "**Purchase Price**"), representing US$0.75 per Repurchase Warrant.

2. **Closing Date**. The closing of the sale and purchase of the Warrants under this Agreement (the "**Repurchase Closing**") shall take place on May 22, 2025, or at such other time as the Company and the Holder may mutually agree, as long as such date is prior to the expiration of the Repurchase Warrants (such date is hereinafter referred to as the "**Repurchase Closing Date**").

3. **Delivery**. At the Repurchase Closing, subject to the terms and conditions hereof, the Company will deliver the Purchase Price, in full, by wire of immediately available funds to the Holder (to the account designated by the Holder) and the Holder shall deliver to the Company the originally executed Warrant Form representing the Repurchase Warrants, duly endorsed for transfer. Upon receipt by the Holder of payment of the Purchase Price in full by the Company, the Repurchase Warrants shall be deemed cancelled, terminated in full and rendered null and void and provide no further rights to acquire Ordinary Shares of the Company.

4. **Mutual Release**.

(a) In consideration of the covenants, agreements, and undertakings of the Company and the Holder under this Agreement, effective immediately following the Repurchase Closing Date, each Party, on behalf of itself and its respective present and former Affiliates, Subsidiaries, directors, officers, members, managers, partners, equityholders, employees, agents and representatives, and successors and assigns (collectively, the "**Releasing Parties**") hereby releases, waives, and forever discharges the other Party and its respective present and former Affiliates, Subsidiaries, directors, officers, members, managers, partners, equityholders, employees, agents and representatives, and successors and assigns (collectively, "**Releasees**") of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty, or equity (collectively, "**Claims**") which any of such Releasing Parties ever had, now have, or hereafter can, shall or may have against any such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever, from the beginning of time, arising out of or relating to the Transactional Documents for actions or omissions that occurred prior to the Repurchase Closing Date. Notwithstanding anything herein or in the Securities Purchase Agreement to the contrary, nothing in this Paragraph 4 shall release, waive, discharge or otherwise affect (i) the rights or obligations of any Party with respect to indemnification or exculpation in relation to Section 4.8 of the Securities Purchase Agreement, solely to the extent of Claims arising out of or relating to (x) Section 4.6 of the Securities Purchase Agreement and (y) Section 5.10 of the Securities Purchase Agreement in relation to any representations and warranties made by the Parties as of the date of the Securities Purchase Agreement and as of the Closing Date (as such term is defined in the Securities Purchase Agreement), (ii) the rights or obligations of any Party under this Agreement or that are preserved or created by, or otherwise arising out of, Sections 5.7, 5.8, 5.9, and 5.10 of the Securities Purchase Agreement, or as required by applicable laws, and (ii) any Claims of fraud, negligence or willful misconduct.

(b) Each Releasing Party understands that it may later discover Claims or facts that may be different from, or in addition to, those that it or any other Releasing Party now knows or believes to exist regarding the subject matter of the release contained in this Paragraph 4, and which, if known at the time of signing this Agreement, may have materially affected this Paragraph 4 and such Party's decision to enter into it and grant the release contained in this Paragraph 4. Nevertheless, the Releasing Parties intend to fully, finally, and forever settle and release all Claims, as set out in the release contained in this Paragraph 4, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts. The Releasing Parties hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts.

5. **Representations and Warranties.** As a material inducement to the Holder to enter into this Agreement and consummate the transactions contemplated hereby, the Company represents, warrants and covenants with and to the Holder as of the date hereof and as of the Repurchase Closing Date, as follows:

a) Organization and Qualification. The Company and each of its Subsidiaries are entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authority to own their properties and

to carry on their business as now being conducted and as presently proposed to be conducted. The Company and each of its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect (as defined below). As used in this Agreement, "**Material Adverse Effect**" means any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of the Company or any Subsidiary, individually or taken as a whole, (ii) the legality, validity or enforceability of this Agreement, or (iii) the authority or ability of the Company to perform on a timely basis its obligations under this Agreement.

b) Authorization and Binding Obligation. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its Board of Directors, or its shareholders, and no further filing, consent, or authorization is required by the Company. This Agreement has been duly and validly executed and delivered by the Company, and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities laws.

c) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of the Company or any of its Subsidiaries, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) to the Knowledge of the Company (as defined below), result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and regulations and the rules and regulations of the Nasdaq Capital Market (the **"Principal Market"**) and including all applicable federal laws, rules and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. For purposes of this Agreement, the term "**Knowledge of the Company**" or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of the Company, after due inquiry.

d) No Consents. Neither the Company nor any Subsidiary is required to obtain any consent from, authorization or order of, or make any filing or registration with the United States Securities and Exchange Commission (the "**SEC**") or state securities agencies, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its respective obligations under or contemplated by this Agreement in accordance with the terms hereof. All consents, authorizations, orders, filings and registrations which the Company or any Subsidiary is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof, and neither the Company nor any of its Subsidiaries are aware of any facts or circumstances which might prevent the Company or any of its Subsidiaries from obtaining or effecting any of the transactions contemplated

hereby. Except as disclosed in the Company's filings with the SEC, the Company is not in violation of the requirements of the Principal Market and has no knowledge of any facts or circumstances which would reasonably lead to delisting or suspension of the Ordinary Shares in the foreseeable future.

e) Disclosure. The Company confirms that neither it nor any other Person acting on its behalf has provided the Holder or its agents or counsel with any information that constitutes or would reasonably be expected to constitute material, non-public information concerning the Company or any of its Subsidiaries, other than the existence of the transactions contemplated by this Agreement. The Company understands and confirms that the Holder will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Holder regarding the Company and its Subsidiaries, their businesses and the transactions contemplated hereby, furnished by or on behalf of the Company or any of its Subsidiaries is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or their respective business, properties, liabilities, prospects, operations (including results thereof) or conditions (financial or otherwise), which, under applicable law, rule or regulation, requires public disclosure at or before the date hereof or announcement by the Company but which has not been so publicly announced or disclosed. The Company and the Holder shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby, and neither the Company nor the Holder shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of the Holder, or without the prior consent of the Holder, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of the Holder, or include the name of the Holder in any filing with the SEC or any regulatory agency or Trading Market, without the prior written consent of the Holder; provided, however, in the event that the Company is requested, required, or legally compelled (by deposition, interrogatories, requests for information or documents in legal or regulatory proceedings, subpoena, civil investigative demand or other similar process) ("**legal requirement**") to disclose such information to any court, tribunal, regulatory or governmental body or else stand liable for contempt or suffer other censure or penalty, the Company may, without liability hereunder, disclose such information, provided, that the Company provides the Holder with prior notice of such disclosure and reasonably cooperates with the Holder regarding such disclosure. In such event, the Company shall furnish only that portion of information which the Company is required to disclose by such legal requirement, as advised by counsel, and will use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to the information so disclosed.

6. **Holder's Representations and Warranties**. As a material inducement to the Company to enter into this Agreement and consummate the transactions contemplated hereby, the Holder represents, warrants and covenants with and to the Company as of the date hereof and as of the Repurchase Closing Date, as follows:

a) Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Holder and shall constitute the legal, valid and binding obligation of the Holder enforceable against the Holder in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy,

insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

b) No Conflicts. The execution, delivery and performance by the Holder of this Agreement, and the consummation by the Holder of the transaction contemplated hereby will not (i) result in a violation of the organizational documents of the Holder, or (ii) to the knowledge of the Holder, result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Holder, except in each case, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Holder to perform its obligations hereunder.

c) Ownership of Repurchase Warrant. The Holder owns the Repurchase Warrants free and clear of any liens (other than the obligations pursuant to this Agreement and applicable securities laws).

7. **Miscellaneous**.

a) Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any Party, other than the Parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

b) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and agrees that all such disputes shall be commenced exclusively in those courts, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

c) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

d) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon delivery, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party) or by electronic mail; or (iii) one Trading Day after deposit with an overnight courier service, in each case properly addressed to the Party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be as set forth on the signature pages attached hereto or to such other address, facsimile number and/or e-mail address and/or to the attention of such other person as the recipient Party has specified by written notice given to the other Party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine or e-mail containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

e) Broker and Finder's Fees. Each Party represents that it neither is nor will be obligated for any finders' fee or broker commission in connection with the transactions contemplated herein.

f) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder, or their respective successors or assignees as provided under this Agreement.

g) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms so long as this Agreement as so modified continues to express, without material change, the original intentions of the Parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the Parties or the practical realization of the benefits that would otherwise be conferred upon the Parties. The Parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

h) Entire Agreement. This Agreement constitutes the entire agreement and understandings between the Parties with respect to the subject matter hereof, and supersedes and replaces any and all prior agreements and understandings with respect thereto. Except as expressly set forth herein, nothing herein shall amend, modify or waive any term or condition of the other Transactional Documents.

i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

j) Interpretation. Unless the context of this Agreement clearly requires otherwise, (i) references to the plural include the singular, the singular the plural, the part the whole, (ii) references to any gender include all genders, (iii) "including" has the inclusive meaning frequently

identified with the phrase "but not limited to" and (iv) references to "hereunder" or "herein" relate to this Agreement.

k) No Third Party Beneficiaries. This Agreement is intended for the benefit of the Parties and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

l) Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

m) Termination. This Agreement shall automatically terminate and shall be null in void on May 30, 2025 (or such later date as the Holder shall approve in writing, which may be an e-mail), solely to the extent the Purchase Price has not been paid in full to the Holder on or prior to such date.

[SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Company and the Holder have each executed this Agreement as of the date set forth on the first page of this Agreement.

FITELL CORPORATION

____

By: YinYing Lu
Title: CEO/Director

Address for Notice to Company:

Attention	:	YinYing Lu, CEO/Director
Address	:	23-25 Mangrove Lane, Taren Point NSW 2229, Australia
Email	:	sam@gymdirect.com.au
Copies to	:	michael@ansagroupco.com

HOLDER:

Hudson Bay Master Fund Ltd

Richard Allison
____

By: Richard Allison
Title: Authorized Signatory*
Hudson Bay Capital Management LP
not individually, but solely as
Investment Advisor to Hudson Bay Master Fund Ltd.

Address for Notice to Holder:
c/o Hudson Bay Capital Management LP
290 Harbor Drive, 3rd Floor
Stamford, CT 06902
Email: investments@hudsonbaycapital.com